Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS RECORD-SETTING FIRST QUARTER OPERATING RESULTS, OUTPERFORMS DECEMBER GUIDANCE AND RAISES FULL YEAR 2025 GUIDANCE

MIAMI (March 21, 2025) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced financial results for the first quarter 2025 and provided an updated outlook for the full year and an outlook for the second quarter 2025.

•Record first quarter revenues of $5.8 billion, up over $400 million compared to the prior year.
•Record net yields1 significantly outperformed December guidance due to strong close in demand and continued strength in onboard revenue.
•Record first quarter operating income of $543 million, nearly double the prior year.
•Cumulative advanced booked position for the remainder of the year is in line with the prior year’s record levels with pricing (in constant currency) at historical highs. Booking volumes taken during the first quarter for 2026 and beyond reached record levels.
•Accelerated efforts to manage the debt profile during the first quarter, opportunistically refinancing $5.5 billion of debt, delivering $145 million in annualized interest savings while reducing the debt balance by another $0.5 billion.
•Adjusted net income guidance for 2025 expected to be up over 30 percent compared to 2024 and better than December guidance by $185 million on improved revenue and interest expense expectations.
•Expecting to achieve both 2026 SEA Change financial targets one year in advance, with adjusted return on invested capital1 (“ROIC”) and adjusted EBITDA per available lower berth1 (“ALBD”) for 2025 reaching the highest levels in nearly two decades.

“Our first quarter was truly characterized by outperformance. This was across the board and led by incredibly strong demand throughout our portfolio including exceptional close-in demand that exceeded expectations for both ticket prices and onboard spending,” commented Carnival Corporation & plc’s Chief Executive Officer Josh Weinstein.

“While we are not completely immune from the heightened macroeconomic and geopolitical volatility since providing our December guidance, we are still taking up our earnings expectations for the year and we remain on track to have another stellar year across our cruise brands. This raise incorporates our increased first quarter yield results and reduced interest expense thanks to our recent successful refinancings. We are also affirming our December yield guidance for the remainder of 2025, as our booking curve continues to be the farthest out on record, at record prices (in constant currency), onboard spending is robust and we have proven to be incredibly resilient,” Weinstein continued.

“We are delivering amazing vacation experiences every day in a time when people all over the world are placing increasing importance on experiences, particularly those spent with family and friends. Our value for money is truly a strength when people look to make their vacation dollars go further,” said Weinstein.

First Quarter 2025 Results

•Record first quarter revenues of $5.8 billion, with record net yields (in constant currency)
◦Gross margin yields were 25 percent higher than 2024.
◦Net yields (in constant currency) were 7.3 percent higher than 2024 and significantly outperformed December guidance by 270 basis points.
•Cruise costs per ALBD decreased 0.3 percent compared to 2024. Adjusted cruise costs excluding fuel per ALBD1 (in constant currency) increased 1.0 percent compared to 2024 and were also better than December guidance, mainly due to the timing of expenses between the quarters.
•Record first quarter operating income of $543 million exceeded 2024 by $267 million, nearly doubling that of the prior year.
•Net loss was $78 million, or $(0.06) diluted EPS, an improvement of $136 million compared to 2024. Net loss included $252 million of debt extinguishment costs associated with the company’s refinancing transactions which will be highly accretive to future earnings.
•Adjusted net income1 of $174 million, or $0.13 adjusted EPS1, outperformed December guidance by $173 million led by strong net yield improvement.
•Record first quarter adjusted EBITDA1 of $1.2 billion increased 38 percent compared to 2024 and outperformed December guidance by $165 million.
•Operating margins and adjusted EBITDA margins1 both exceeded 2019 levels.
•Total customer deposits reached a first quarter record of $7.3 billion, surpassing the previous first quarter record at February 29, 2024, reflecting continued growth in both ticket prices and pre-cruise onboard sales.
1 See “Non-GAAP Financial Measures” at the end of this release for additional information.

Bookings

The company experienced another early start to a successful wave season, continuing to execute on its proven yield management strategy. Having entered the year with less 2025 inventory available for sale, the company achieved higher prices (in constant currency) than last year on bookings taken during the first quarter for the remainder of 2025.

“Our brands are continuing to deliver on our strategy to generate sustained demand, even for further out sailings. With the vast majority of 2025 booked, we continue to drive strong pricing for the remainder of the year in both North America and Europe, while also building demand for future years,” Weinstein commented. “In fact, booking volumes for 2026 sailings and beyond reached an all-time high and at higher prices (in constant currency),” Weinstein added.

The company’s cumulative advanced booked position for the remainder of the year remains strong, with pricing (in constant currency) at historical highs for each quarter, and occupancy in line with the prior year’s record levels. The company’s booking curve continues to be the furthest out on record.

2025 Outlook

For the full year 2025, the company expects:

•Net yields (in constant currency) approximately 4.7 percent higher than 2024, 0.5 percentage points better than December guidance.
•Adjusted cruise costs excluding fuel per ALBD (in constant currency) up approximately 3.8 percent compared to 2024, in line with December guidance.
•Adjusted net income up over 30 percent compared to 2024 and better than December guidance by $185 million.
•Adjusted EBITDA of approximately $6.7 billion, up nearly 10 percent compared to 2024 and better than December guidance.
•Adjusted ROIC of approximately 12 percent is now expected to reach the 2026 SEA Change target one year in advance, alongside exceeding the company’s 2026 SEA Change EBITDA per ALBD target.

For the second quarter of 2025, the company expects:

•Net yields (in constant currency) up approximately 4.4 percent compared to strong 2024 levels.
•Adjusted cruise costs excluding fuel per ALBD (in constant currency) up approximately 5.5 percent compared to the second quarter of 2024 primarily due to higher dry-dock days.
•Adjusted EBITDA of approximately $1.3 billion, up 10 percent compared to the second quarter of 2024.

See “Guidance” and “Reconciliation of Forecasted Data” for additional information on the company’s 2025 outlook.

Financing

“During the quarter we stepped up our refinancing efforts, tackling $5.5 billion of debt, which included our highest coupon debt instruments and delivered an incremental $145 million in annualized interest expense savings. We have been opportunistically reducing interest expense while simplifying our capital structure and managing our future debt maturities. Through all our efforts, we have reduced our average cash interest rate to 4.6 percent,” commented Carnival Corporation & plc’s Chief Financial Officer David Bernstein.

The company continued its efforts to proactively manage its debt profile. Since November 30, 2024, the company has:

•Repriced approximately $2.45 billion of its first-priority senior secured term loan facilities maturing in 2027 and 2028, which will result in interest expense savings of approximately $18 million on an annualized basis.
•Refinanced its $2.03 billion 10.375% senior priority notes due 2028 with $2.0 billion 6.125% senior unsecured notes due 2033, which will result in interest expense savings of approximately $80 million on an annualized basis. In addition, this refinancing simplified the company’s capital structure and managed its future debt maturities.
•Refinanced its $1.0 billion 10.5% senior unsecured notes due 2030 with $1.0 billion 5.75% senior unsecured notes due 2030, which will result in interest expense savings of approximately $45 million on an annualized basis.
•Reduced its debt balance by another $0.5 billion, ending the quarter with $27.0 billion of total debt.

During the quarter, Moody’s upgraded the company’s credit rating and maintained a positive outlook. The company believes this is a reflection of its improved leverage metrics and continuing journey to investment grade ratings.

As of February 28, 2025, the company’s debt maturities for the remainder of 2025 and full year 2026 are $1.1 billion and $2.7 billion.

Other Recent Highlights

•The company was recognized as one of the World’s Most Admired Companies by Fortune (learn more here) and America’s Best Large Employers by Forbes (learn more here).
•Carnival Cruise Line was voted ‘Best Ocean Cruise Line’, ‘Best Cruise Line for Shore Excursions’ and ‘Best Alaska Cruise’ with Carnival Spirit in USA Today’s 10Best Readers’ Choice Awards 2025 (learn more here).
•Carnival Cruise Line showcased Celebration Key while lighting the iconic New Year’s Eve ball in Times Square (learn more here) and continued highlighting its new destination at Super Bowl LIX through partnerships with celebrity chefs and brand ambassador Shaquille O’Neal in New Orleans (learn more here).
•Holland America Line announced a $70 million multi-year expansion to enhance Denali Lodge and Alaska cruisetours, building on leadership in wildlife experiences (learn more here).
•Holland America Line and The HISTORY Channel™ introduced a multi-year partnership featuring exclusive historically focused itineraries and immersive shore excursions (learn more here).
•The company sold Seabourn Sojourn in March and recorded a gain on the sale (learn more here).
•AIDA Cruises was recognized as the most popular cruise line among Germans, according to YouGov (learn more here).
•Costa Cruises maintained its partnership with the Sanremo Music Festival 2025 for the 4th consecutive year, a prominent media event in Italy (learn more here).

Guidance

(See “Reconciliation of Forecasted Data”)

	2Q 2025		Full Year 2025
Year over year change	Current Dollars	Constant Currency	Current Dollars	Constant Currency
Net yields	Approx. 4.3%	Approx. 4.4%	Approx. 3.9%	Approx. 4.7%
Adjusted cruise costs excluding fuel per ALBD	Approx. 5.6%	Approx. 5.5%	Approx. 3.4%	Approx. 3.8%

	2Q 2025	Full Year 2025
ALBDs (in millions) (a)	24.2	96.2
Capacity growth compared to prior year	3.2%	0.7%

Fuel consumption in metric tons (in millions)	0.7	2.9
Fuel cost per metric ton consumed (excluding European Union Allowance (“EUA”))	$617	$617
Fuel expense (including EUA expense) (in billions)	$0.48	$1.88

Depreciation and amortization (in billions)	$0.69	$2.76
Interest expense, net of capitalized interest and interest income (in billions)	$0.33	$1.40

Adjusted EBITDA (in billions)	Approx. $1.32	Approx. $6.7
Adjusted net income (loss) (in millions)	Approx. $285	Approx. $2,490
Adjusted earnings per share - diluted (b)	Approx. $0.22	Approx. $1.83
Weighted-average shares outstanding - basic	1,312	1,312
Adjusted weighted-average shares outstanding - diluted (b)	1,401	1,401

(a)See “Notes to Statistical Information”
(b)Diluted adjusted earnings per share includes the add-back of dilutive interest expense related to the company’s convertible notes of $18 million for the second quarter of 2025 and $71 million for full year 2025.

Currencies (USD to 1)	2Q 2025	Full Year 2025
AUD	$0.63	$0.63
CAD	$0.70	$0.70
EUR	$1.08	$1.07
GBP	$1.29	$1.28

Sensitivities (impact to adjusted net income (loss) in millions)	2Q 2025	Remainder of 2025
1% change in net yields	$42	$149
1% change in adjusted cruise costs excluding fuel per ALBD	$26	$82
10% change in fuel cost per metric ton (excluding EUA)	$46	$131
100 basis point change in variable rate debt (including derivatives)	—	$35
1% change in currency exchange rates	$5	$20

Capital Expenditures

For the remainder of 2025, newbuild capital expenditures are $1.0 billion and non-newbuild capital expenditures are $1.9 billion. These future capital expenditures will fluctuate with foreign currency movements relative to the U.S. Dollar. In addition, these figures do not include potential stage payments for ship orders that the company may place in the future.

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (2:00 p.m. GMT) today to discuss its earnings release. This call can be listened to live, and additional information including the company’s earnings presentation and debt maturities schedule, can be obtained via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is the largest global cruise company, and among the largest leisure travel companies, with a portfolio of world-class cruise lines – AIDA Cruises, Carnival Cruise Line, Costa Cruises, Cunard, Holland America Line, P&O Cruises, Princess Cruises, and Seabourn.
Additional information can be found on www.carnivalcorp.com, www.aida.de, www.carnival.com, www.costacruises.com, www.cunard.com, www.hollandamerica.com, www.pocruises.com, www.princess.com and www.seabourn.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Jody Venturoni	Beth Roberts
+1 469 797 6380	+1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, operations, outlooks, plans, goals, reputation, cash flows, liquidity and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “aspiration,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that relate to our outlook and financial position including, but not limited to, statements regarding:

•Pricing	•Adjusted EBITDA
•Booking levels	•Adjusted EBITDA per ALBD
•Occupancy	•Adjusted EBITDA margin
•Interest, tax and fuel expenses	•Adjusted earnings per share
•Currency exchange rates	•Net debt to adjusted EBITDA
•Goodwill, ship and trademark fair values	•Net yields
•Liquidity and credit ratings	•Adjusted cruise costs per ALBD
•Investment grade leverage metrics	•Adjusted cruise costs excluding fuel per ALBD
•Estimates of ship depreciable lives and residual values	•Adjusted ROIC
•Adjusted net income (loss)

Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. These factors include, but are not limited to, the following:

•Events and conditions around the world, including geopolitical uncertainty, war and other military actions, pandemics, inflation, higher fuel prices, higher interest rates and other general concerns impacting the ability or desire of people to travel could lead to a decline in demand for cruises as well as have significant negative impacts on our financial condition and operations.
•Incidents concerning our ships, guests or the cruise industry may negatively impact the satisfaction of our guests and crew and lead to reputational damage.
•Changes in and non-compliance with laws and regulations under which we operate, such as those relating to health, environment, safety and security, data privacy and protection, anti-money laundering, anti-corruption, economic sanctions, trade protection, labor and employment, and tax may be costly and lead to litigation, enforcement actions, fines, penalties and reputational damage.
•Factors associated with climate change, including evolving and increasing regulations, increasing concerns about climate change and the shift in climate conscious consumerism and stakeholder scrutiny, and increasing frequency and/or severity of adverse weather conditions could have a material impact on our business.
•Inability to meet or achieve our targets, goals, aspirations, initiatives, and our public statements and disclosures regarding them, including those related to sustainability matters, may expose us to risks that may adversely impact our business.
•Cybersecurity incidents and data privacy breaches, as well as disruptions and other damages to our principal offices, information technology operations and system networks and failure to keep pace with developments in technology have adversely impacted and may in the future materially adversely impact our business operations, the satisfaction of our guests and crew and may lead to fines, penalties and reputational damage.
•The loss of key team members, our inability to recruit or retain qualified shoreside and shipboard team members and increased labor costs could have an adverse effect on our business and results of operations.

•Increases in fuel prices, changes in the types of fuel consumed and availability of fuel supply may adversely impact our scheduled itineraries and costs.
•We rely on suppliers who are integral to the operations of our businesses. These suppliers and service providers may be unable to deliver on their commitments, which could negatively impact our business.
•Fluctuations in foreign currency exchange rates may adversely impact our financial results.
•Overcapacity and competition in the cruise and land-based vacation industry may negatively impact our cruise sales, pricing and destination options.
•Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments may adversely impact our business operations and the satisfaction of our guests.
•We require a significant amount of cash to service our debt and sustain our operations. Our ability to generate cash depends on many factors, including those beyond our control, and we may not be able to generate cash required to service our debt and sustain our operations.
•Our substantial debt could adversely affect our financial health and operating flexibility.

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood. Additionally, many of these risks and uncertainties are currently, and in the future may continue to be, amplified by our substantial debt balance incurred during the pause of our guest cruise operations. There may be additional risks that we consider immaterial or which are unknown.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

Forward-looking and other statements in this document may also address our sustainability progress, plans, and goals (including climate change- and environmental-related matters). In addition, historical, current, and forward-looking sustainability- and climate-related statements may be based on standards and tools for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions and predictions that are subject to change in the future and may not be generally shared.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended February 28/29,
	2025	2024
Revenues
Passenger ticket	$3,832	$3,617
Onboard and other	1,978	1,790
	5,810	5,406
Operating Expenses
Commissions, transportation and other	850	819
Onboard and other	599	550
Payroll and related	640	623
Fuel	465	505
Food	354	346
Other operating	858	862
Cruise and tour operating expenses	3,766	3,705
Selling and administrative	848	813
Depreciation and amortization	654	613
	5,268	5,131
Operating Income (Loss)	543	276
Nonoperating Income (Expense)
Interest income	7	33
Interest expense, net of capitalized interest	(377)	(471)
Debt extinguishment and modification costs	(252)	(33)
Other income (expense), net	8	(18)
	(614)	(489)
Income (Loss) Before Income Taxes	(71)	(214)
Income Tax Benefit (Expense), Net	(7)	—
Net Income (Loss)	$(78)	$(214)

Earnings Per Share
Basic	$(0.06)	$(0.17)
Diluted	$(0.06)	$(0.17)
Weighted-Average Shares Outstanding - Basic	1,309	1,264
Weighted-Average Shares Outstanding - Diluted	1,309	1,264

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except par values)

	February 28, 2025	November 30, 2024
ASSETS
Current Assets
Cash and cash equivalents	$833	$1,210
Trade and other receivables, net	543	590
Inventories	518	507
Prepaid expenses and other	1,083	1,070
Total current assets	2,977	3,378
Property and Equipment, Net	41,654	41,795
Operating Lease Right-of-Use Assets, Net	1,341	1,368
Goodwill	579	579
Other Intangibles	1,162	1,163
Other Assets	822	775
	$48,535	$49,057
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt	$1,531	$1,538
Current portion of operating lease liabilities	164	163
Accounts payable	1,091	1,133
Accrued liabilities and other	1,939	2,358
Customer deposits	6,853	6,425
Total current liabilities	11,578	11,617
Long-Term Debt	25,487	25,936
Long-Term Operating Lease Liabilities	1,209	1,239
Other Long-Term Liabilities	1,078	1,012

Shareholders’ Equity
Carnival Corporation common stock, $0.01 par value; 1,960 shares authorized; 1,297 shares issued at 2025 and 1,294 shares issued at 2024	13	13
Carnival plc ordinary shares, $1.66 par value; 217 shares issued at 2025 and 2024	361	361
Additional paid-in capital	17,180	17,155
Retained earnings	1,991	2,101
Accumulated other comprehensive income (loss)	(1,986)	(1,975)
Treasury stock, 131 shares at 2025 and 130 shares at 2024 of Carnival Corporation and 72 shares at 2025 and 73 shares at 2024 of Carnival plc, at cost	(8,376)	(8,404)
Total shareholders’ equity	9,182	9,251
	$48,535	$49,057

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

OTHER BALANCE SHEET INFORMATION (in millions)	February 28, 2025	November 30, 2024
Liquidity	$3,772	$4,155
Debt (current and long-term)	$27,018	$27,475
Customer deposits (current and long-term)	$7,257	$6,779

	Three Months Ended February 28/29,
CASH FLOW INFORMATION (in millions)	2025	2024
Cash from operations (a)	$925	$1,768
Capital expenditures (Purchases of Property and Equipment)	$607	$2,138

(a)Cash from operations for the three months ended February 29, 2024 includes the release of $818 million in credit card reserve funds.

	Three Months Ended February 28/29,
STATISTICAL INFORMATION	2025	2024
Passenger cruise days (“PCDs”) (in millions) (a)	24.3	23.5
ALBDs (in millions) (b)	23.6	23.0
Occupancy percentage (c)	103%	102%
Passengers carried (in millions)	3.2	3.0

Fuel consumption in metric tons (in millions)	0.7	0.7
Fuel consumption in metric tons per thousand ALBDs	30.3	31.8
Fuel cost per metric ton consumed (excluding EUA)	$643	$686

Currencies (USD to 1)
AUD	$0.63	$0.66
CAD	$0.70	$0.74
EUR	$1.04	$1.09
GBP	$1.25	$1.27

Notes to Statistical Information

(a)PCD represents the number of cruise passengers on a voyage multiplied by the number of revenue-producing ship operating days for that voyage.

(b)ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(c)Occupancy, in accordance with cruise industry practice, is calculated using a numerator of PCDs and a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

	Three Months Ended February 28/29,
(in millions, except per share data)	2025	2024
Net income (loss)	$(78)	$(214)
(Gains) losses on ship sales and impairments	—	—
Debt extinguishment and modification costs	252	33
Restructuring expenses	—	1
Other	—	—
Adjusted net income (loss)	$174	$(180)
Interest expense, net of capitalized interest	377	471
Interest income	(7)	(33)
Income tax benefit (expense), net	7	—
Depreciation and amortization	654	613
Adjusted EBITDA	$1,205	$871

Earnings per share - diluted (a)	$(0.06)	$(0.17)
Adjusted earnings per share - diluted (a)	$0.13	$(0.14)
Adjusted weighted-average shares outstanding - diluted (a)	1,316	1,264

(See Non-GAAP Financial Measures)

(a) The company’s convertible notes are antidilutive for the first quarter of 2025 adjusted earnings per share and therefore are not included in the calculation of diluted adjusted earnings per share.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Gross margin yields and net yields were computed by dividing the gross margin and adjusted gross margin by ALBDs as follows:

	Three Months Ended February 28/29,
(in millions, except yields data)	2025	2025 Constant Currency	2024
Total revenues	$5,810		$5,406
Less: Cruise and tour operating expenses	(3,766)		(3,705)
Depreciation and amortization	(654)		(613)
Gross margin	1,390		1,089
Less: Tour and other revenues	(2)		(4)
Add: Payroll and related	640		623
Fuel	465		505
Food	354		346
Ship and other impairments	—		—
Other operating	858		862
Depreciation and amortization	654		613
Adjusted gross margin	$4,359	$4,435	$4,033

ALBDs	23.6	23.6	23.0

Gross margin yields (per ALBD)	$58.99		$47.34
% increase (decrease)	25%
Net yields (per ALBD)	$184.95	$188.20	$175.36
% increase (decrease)	5.5%	7.3%

(See Non-GAAP Financial Measures)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Cruise costs per ALBD, adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD were computed by dividing cruise costs, adjusted cruise costs and adjusted cruise costs excluding fuel by ALBDs as follows:

	Three Months Ended February 28/29,
(in millions, except costs per ALBD data)	2025	2025 Constant Currency	2024
Cruise and tour operating expenses	$3,766		$3,705
Selling and administrative expenses	848		813
Less: Tour and other expenses	(19)		(19)
Cruise costs	4,595		4,498
Less: Commissions, transportation and other	(850)		(819)
Onboard and other costs	(599)		(550)
Gains (losses) on ship sales and impairments	—		—
Restructuring expenses	—		(1)
Other	—		—
Adjusted cruise costs	3,146	3,181	3,128
Less: Fuel	(465)	(465)	(505)
Adjusted cruise costs excluding fuel	$2,681	$2,716	$2,624

ALBDs	23.6	23.6	23.0

Cruise costs per ALBD	$194.99		$195.60
% increase (decrease)	(0.3)%
Adjusted cruise costs per ALBD	$133.50	$134.98	$136.03
% increase (decrease)	(1.9)%	(0.8)%
Adjusted cruise costs excluding fuel per ALBD	$113.76	$115.24	$114.09
% increase (decrease)	(0.3)%	1.0%

(See Non-GAAP Financial Measures)

Non-GAAP Financial Measures

We use non-GAAP financial measures and they are provided along with their most comparative U.S. GAAP financial measure:

Non-GAAP Measure	U.S. GAAP Measure	Use Non-GAAP Measure to Assess
•Adjusted net income (loss), adjusted EBITDA, adjusted EBITDA per ALBD and adjusted EBITDA margin	•Net income (loss)	•Company Performance
•Adjusted earnings per share	•Earnings per share	•Company Performance
•Net debt to adjusted EBITDA	—	•Company Leverage
•Net yields	•Gross margin yields	•Cruise Segments Performance
•Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD	•Gross cruise costs per ALBD	•Cruise Segments Performance
•Adjusted ROIC	—	•Company Performance

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as a substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Adjusted net income (loss) and adjusted earnings per share provide additional information to us and investors about our future earnings performance by excluding certain gains, losses and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance. We believe that gains and losses on ship sales, impairment charges, debt extinguishment and modification costs, restructuring costs and certain other gains and losses are not part of our core operating business and are not an indication of our future earnings performance.

Adjusted EBITDA, adjusted EBITDA per ALBD and adjusted EBITDA margin provide additional information to us and investors about our core operating profitability, including on a per ALBD basis, by excluding certain gains, losses and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance as well as excluding interest, taxes and depreciation and amortization. In addition, we believe that the presentation of adjusted EBITDA provides additional information to us and investors about our ability to operate our business in compliance with the covenants set forth in our debt agreements. We define adjusted EBITDA as adjusted net income (loss) adjusted for (i) interest, (ii) taxes and (iii) depreciation and amortization. There are material limitations to using adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items that directly affect our net income (loss). These limitations are best addressed by considering the economic effects of the excluded items independently and by considering adjusted EBITDA in conjunction with net income (loss) as calculated in accordance with U.S. GAAP. We define adjusted EBITDA margin as adjusted EBITDA divided by total revenues.

Net debt to adjusted EBITDA provides additional information to us and investors about our overall leverage. We define net debt to adjusted EBITDA as total debt less cash and cash equivalents excluding a minimum cash balance divided by twelve-month adjusted EBITDA.

Net yields enable us and investors to measure the performance of our cruise segments on a per ALBD basis. We use adjusted gross margin rather than gross margin to calculate net yields. We believe that adjusted gross margin is a more meaningful measure in determining net yields than gross margin because it reflects the cruise revenues earned net of only our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees.

Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD enable us and investors to separate the impact of predictable capacity or ALBD changes from price and other changes that affect our business. We believe these non-GAAP measures provide useful information to us and investors and expanded insight to measure our cost performance. Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD are the measures we use to monitor our ability to control our cruise segments’ costs rather than cruise costs per ALBD. We exclude gains and losses on ship sales, impairment charges, restructuring costs and certain other gains and losses that we believe are not part of our core operating business as well as excluding our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees.

We exclude fuel expense to calculate adjusted cruise costs excluding fuel. The price of fuel, over which we have no control, impacts the comparability of period-to-period cost performance. The adjustment to exclude fuel provides us and investors with supplemental information to understand and assess the company’s non-fuel adjusted cruise cost performance. Substantially all of our adjusted cruise costs excluding fuel are largely fixed, except for the impact of changing prices once the number of ALBDs has been determined.

Adjusted ROIC provides additional information to us and investors about our operating performance relative to the capital we have invested in the company. We define adjusted ROIC as the twelve-month adjusted net income (loss) before interest expense and interest income divided by the monthly average of debt plus equity minus construction-in-progress, excess cash, goodwill and intangibles.

Reconciliation of Forecasted Data

We have not provided a reconciliation of forecasted non-GAAP financial measures to the most comparable U.S. GAAP financial measures because preparation of meaningful U.S. GAAP forecasts would require unreasonable effort. We are unable to predict, without unreasonable effort, the future movement of foreign exchange rates and fuel prices. We are unable to determine the future impact of gains and losses on ship sales, impairment charges, debt extinguishment and modification costs, restructuring costs and certain other non-core gains and losses.

Constant Currency

Our operations primarily utilize the U.S. dollar, Australian dollar, euro and sterling as functional currencies to measure results and financial condition. Functional currencies other than the U.S. dollar subject us to foreign currency translational risk. Our operations also have revenues and expenses that are in currencies other than their functional currency, which subject us to foreign currency transactional risk.

Constant currency reporting removes the impact of changes in exchange rates on the translation of our operations plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency.

We report adjusted gross margin, net yields, adjusted cruise costs excluding fuel and adjusted cruise costs excluding fuel per ALBD on a “constant currency” basis assuming the current periods’ currency exchange rates have remained constant with the prior periods’ rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Examples:

•The translation of our operations with functional currencies other than U.S. dollar to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•Our operations have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.